Filed pursuant to Rule 433

dated May 28, 2014

Relating to

Preliminary Pricing Supplement dated May 28, 2014 to

Prospectus Supplement dated May 7, 2013 and

Prospectus dated November 23, 2011

Registration Statement No. 333-178133

Pricing Term Sheet for 4.00% Secured Medium-Term Notes, Series I, due June 1, 2044

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: May 28, 2014

Original Issue Date/Settlement Date: June 2, 2014

Principal Amount: $250,000,000

Price to Public: 99.051% of Principal Amount, plus accrued interest, if any, from June 2, 2014 if settlement occurs after that date

Interest Rate: 4.00% per annum

Interest Payment Dates: June 1 and December 1, commencing December 1, 2014

Redemption: As specified in Preliminary Pricing Supplement dated May 28, 2014. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.15%).

Maturity Date: June 1, 2044

CUSIP: 74456QBF2

Joint Book-Running Managers:

J.P. Morgan Securities LLC ($43,750,000)
Morgan Stanley & Co. LLC ($43,750,000)
Scotia Capital (USA) Inc. ($43,750,000)

CIBC World Markets Corp. ($38,125,000)

Mitsubishi UFJ Securities (USA), Inc. ($38,125,000)

Co-Managers:

BNY Mellon Capital Markets, LLC ($16,875,000)

MFR Securities, Inc. ($8,750,000)

U.S. Bancorp Investments, Inc. ($16,875,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.